                                 Subsidiaries
                                 ------------

Subsidiary and Name                               Jurisdiction In
Under Which It Does Business                      Which Organized
- ----------------------------                      ---------------

Whirlpool Europe B.V./1/                          The Netherlands

Whirlpool Properties, Inc./1/                     Michigan

Inglis Limited/1/                                 Ontario, Canada

Whirlpool Financial Corporation                   Delaware

Whirlpool Financial National Bank/2/              A National Banking Association



The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 1994.




- ---------------------------------------
/1/Wholly-owned by Registrant
/2/Wholly-owned by Whirlpool Financial Corporation